UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

CUSTOMERS BANCORP, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	27-2290659
(State of incorporation or organization)	(IRS Employer Identification No.)

1015 Penn Avenue, Suite 103 Wyomissing, PA	19610
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Voting Common Stock, $1.00 par value per share	New York Stock Exchange
6.375% Senior Notes Due 2018	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates:

Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

None

EXPLANATORY NOTE

This Form 8-A is being filed in connection with the registration by Customers Bancorp, Inc. (the “Registrant”) of (i) its Voting Common Stock, $1.00 par value per share (the “Voting Common Stock”) and (ii) its 6.375% Senior Notes Due 2018 (the “Senior Notes”), pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, in connection with the transfer of the listing of the Voting Common Stock and the Senior Notes from the NASDAQ Global Select Market to the New York Stock Exchange.

Item 1.                      Description of Registrant’s Securities to be Registered.

For a description of the Voting Common Stock, reference is made to the information set forth under the heading “Description of Voting Common Stock and Class B Non-Voting Common Stock” in the prospectus dated April 30, 2013 (the “Base Prospectus”) that constitutes a part of the Registrant’s Registration Statement on Form S-3 (File No. 333-188040) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the information set forth under the heading “Description of Voting Common Stock” in the prospectus dated May 15, 2013 filed by the Registrant with the Commission pursuant to Rule 424(b) under the Securities Act on May 16, 2013 (the “Common Stock Final Prospectus”), which information is hereby incorporated by reference.  To the extent there are any inconsistencies between the information in the Base Prospectus and the Common Stock Final Prospectus under the headings described above, the information in the Common Stock Final Prospectus shall be deemed to have superseded the information in the Base Prospectus.

For a description of the Senior Notes, reference is made to the information set forth under the heading “Description of Debt Securities” in the Base Prospectus and the information set forth under the heading “Description of Notes” in the prospectus dated July 24, 2013 filed by the Registrant with the Commission pursuant to Rule 424(b) under the Securities Act on July 26, 2013 (the “Senior Notes Final Prospectus”), which information is hereby incorporated by reference. To the extent there are any inconsistencies between the information in the Base Prospectus and the Senior Notes Final Prospectus under the headings described above, the information in the Senior Notes Final Prospectus shall be deemed to have superseded the information in the Base Prospectus.

Item 2.                      Exhibits.

Pursuant to the Instructions as to Exhibits with respect to Form 8-A, no exhibits are required to be filed, because no other securities of the Registrant are registered on the New York Stock Exchange and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

CUSTOMERS BANCORP, INC.

By: /s/ Robert E. Wahlman
Name: Robert E. Wahlman
Title: Executive Vice President
and Chief Financial Officer

Date: December 29, 2014